EXHIBIT 99.1

NVIDIA COMPLETES ACQUISITION OF PORTALPLAYER

SANTA CLARA, CA—JANUARY 5, 2007—NVIDIA Corporation (Nasdaq: NVDA), the worldwide leader in programmable graphics processor technologies, today announced that it has completed the acquisition of PortalPlayer, Inc., a leading supplier of semiconductors, firmware, and software for personal media players and secondary display-enabled computers.

The acquisition of PortalPlayer is expected to accelerate NVIDIA's ongoing investment in its handheld product strategy. NVIDIA's handheld technology, which combines high-quality graphics, TV, and video with low power and a small footprint, is at the foundation of many industry-leading portable media devices, including phones from Motorola, Samsung, Kyocera, HTC, and Sony Ericsson.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, California and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to NVIDIA's ongoing investments in its handheld product strategy and its handheld technology are forward-looking statements within the meaning of the Private Securities Reform Act of 1995 that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, the risk that we will not realize the anticipated benefits of this acquisition; risks associated with acquisitions including the ability to successfully integrate technologies, employees and operations; diversion of management's attention; retaining key employees; risks associated with international operations; trends in the semiconductor and handheld device industries; failure of handheld device initiatives; slower than anticipated growth of the market for handheld devices; the impact of competitive products and technological advances; reliance on third party manufacturers; market acceptance of new products and technologies and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended October 29, 2006. Copies of reports NVIDIA filed with the SEC are posted on its Web site and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

Copyright® 2007 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.